AGREEMENT AND PLAN OF MERGER

                                  MARCH 7, 2001

                                  BY AND AMONG

                      STATE FINANCIAL SERVICES CORPORATION,

                   STATE FINANCIAL BANK, NATIONAL ASSOCIATION,

                                LB BANCORP, INC.

                                       AND

                                  LIBERTY BANK

                                TABLE OF CONTENTS


1.   Bank MERGER..............................................................1
     1.1  Bank Merger.........................................................1
     1.2  Continuing Rights and Obligations of Surviving Bank.................2
     1.3  Articles of Association.............................................2
     1.4  By-Laws.............................................................2
     1.5  Directors and Officers of Surviving Corporation.....................2
     1.6  Effect of Bank Merger on Common Stock...............................2

2.   THE HOLDING COMPANY MERGER...............................................3
     2.1  The Holding Company Merger..........................................3
     2.2  Continuing Rights and Obligations of Surviving Bank.................3
     2.3  Articles of Incorporation...........................................3
     2.4  By-Laws.............................................................3
     2.5  Directors and Officers of Surviving Corporation.....................3
     2.6  Effect of Holding Company Merger on LBB Common Stock................4
     2.7  Withholding Rights..................................................4
     2.8  Effect of Holding Company Merger on LBB Treasury Shares.............4
     2.9  Effect of Holding Company Merger on SFSC Common Stock...............4

3.   EFFECTIVE TIME OF THE MERGERS............................................5
     3.1  Effective Time......................................................5
     3.2  Stock Transfer Books................................................5
     3.3  Payment.............................................................5

4.   REPRESENTATIONS AND WARRANTIES OF LBB AND LIBERTY........................6
     4.1  Corporate...........................................................6
     4.2  Authorization.......................................................7
     4.3  No Violation........................................................8
     4.4  Consents and Approvals..............................................8
     4.5  Reports.............................................................9
     4.6  Financial Statements................................................9
     4.7  Tax Matters........................................................10
     4.8  Absence of Certain Changes.........................................11
     4.9  Absence of Undisclosed Liabilities.................................11
     4.10 No Litigation......................................................12
     4.11 Compliance with Laws and Orders....................................12
     4.12 Governmental Regulation............................................12
     4.13 Title to and Condition of Properties...............................13
     4.14 Investment Securities..............................................14
     4.15 Insurance..........................................................14
     4.16 Loan Loss Reserves.................................................15
     4.17 Environmental Liability............................................15

     4.18 Contracts and Commitments..........................................15
     4.19 Employees..........................................................16
     4.20 Employment Compensation............................................17
     4.21 Affiliates' Relationships to LBB or Liberty........................17
     4.22 Administration of Trust Accounts...................................17
     4.23 Assets Necessary to Business.......................................18
     4.24 No Brokers or Finders..............................................18
     4.25 Internal Controls and Records......................................18
     4.26 Loans..............................................................18
     4.27 Labor Matters......................................................18
     4.28 Disclosure.........................................................19
     4.29 Votes Required.....................................................19

5.   REPRESENTATIONS AND WARRANTIES OF SFSC AND SFB..........................19
     5.1  Corporate..........................................................19
     5.2  Authorization......................................................19
     5.3  No Violation.......................................................20
     5.4  No Brokers or Finders..............................................20
     5.5  Disclosure.........................................................20

6.   COVENANTS...............................................................20
     6.1  Conduct of Businesses Prior to the Effective Date..................20
     6.2  Forbearances.......................................................21
     6.3  Access to Information and Records..................................22
     6.4  No Negotiations....................................................23
     6.5  Confidentiality....................................................23
     6.6  Report to SFSC.....................................................23
     6.7  Breaches...........................................................23
     6.8  Shareholder Meeting................................................23
     6.9  Appraisal Process..................................................24
     6.10 Consents...........................................................24
     6.11 Employment Agreement...............................................24
     6.12 Closing Balance Sheet..............................................25
     6.13 Maintain Loan Loss Reserve.........................................25
     6.14 Other Action.......................................................25
     6.15 Disclosure Schedule................................................25
     6.16 Irrevocable Proxies................................................25
     6.17 Shareholder List...................................................25
     6.18 Filing of 2000 Tax Returns.........................................26
     6.19 Treatment of Options...............................................26

7.   CONDITIONS PRECEDENT TO SFSC AND SFB'S OBLIGATIONS......................26
     7.1  No Material Adverse Change.........................................26
     7.2  Representations and Warranties.....................................27
     7.3  Performance and Compliance.........................................27

     7.4  No Proceeding or Litigation........................................27
     7.5  Consents Under Agreements..........................................27
     7.6  No Exercise of Dissenters' Rights..................................27
     7.7  Financial Conditions...............................................27
     7.8  Filing of 2000 Tax Returns.........................................28

8.   CONDITIONS PRECEDENT TO LBB'S AND LIBERTY'S OBLIGATIONS.................28
     8.1  No Material Adverse Change.........................................28
     8.2  Representations and Warranties.....................................28
     8.3  Performance and Compliance.........................................28
     8.4  No Proceeding or Litigation........................................29

9.   CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES............................29
     9.1  Governmental Approvals.............................................29
     9.2  Shareholder Approval...............................................29

10.  CLOSING.................................................................29
     10.1 Documents to be Delivered by LBB and/or Liberty....................30
     10.2 Documents to be Delivered by SFSC or SFB...........................31

11.  TERMINATION, expenses and amendment.....................................32
     11.1 Termination........................................................32
     11.2 Effect of Termination..............................................33
     11.3 Termination Fee; Expenses..........................................33
     11.4 Amendment..........................................................34
     11.5 Extension; Waiver..................................................34

12.  MISCELLANEOUS...........................................................34
     12.1 Severability.......................................................34
     12.2 Publicity and Announcements........................................35
     12.3 Assignment; Parties in Interest....................................35
     12.4 Law Governing Merger Agreement.....................................35
     12.5 Notice.............................................................35
     12.6 Entire Agreement...................................................37
     12.7 Counterparts.......................................................37
     12.8 Headings...........................................................37
     12.9 Expiration of Representations, Warranties and Covenants............37

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Merger Agreement") is executed and entered into as of March 7, 2001 by and among State Financial Services Corporation, a Wisconsin corporation ("SFSC"), State Financial Bank, National Association, a national banking association and a wholly-owned subsidiary of SFSC ("SFB"), LB Bancorp, Inc., a Wisconsin corporation ("LBB"), and Liberty Bank, a Wisconsin banking corporation and a wholly-owned subsidiary of LBB ("Liberty").

                                   WITNESSETH

         WHEREAS, this Merger Agreement provides for the simultaneous merger of LBB with and into SFSC (the "Holding Company Merger") and Liberty with and into SFB (the "Bank Merger") and for the conversion at the Effective Time, as such term is defined herein, of all 548,307 issued and outstanding shares of common stock of LBB, par value $.01 per share ("LBB Common Stock"), into the right to receive the consideration defined in Section 2.6 all in accordance with the terms and conditions hereof and of the Plan of Merger (the "Plan of Merger") and the Agreement to Merge in substantially the forms attached hereto as Exhibit A/1 and Exhibit A/2, respectively (together with this Merger Agreement, the "Agreements"); and

         WHEREAS, the respective Boards of Directors of LBB, Liberty, SFSC and SFB deem the Holding Company Merger and the Bank Merger desirable and in the best interests of their respective shareholders.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing reorganization will be carried out, the parties agree as follows:


1.       BANK MERGER

         1.1      Bank Merger.

                  Subject to the terms and conditions of this Merger Agreement, and in accordance with the provisions of Section 215a of Title 12, United States Code ("Section 215a") and the Wisconsin Business Corporation Law ("WBCL"), at the Effective Time, Liberty will merge with and into SFB, and SFB will be the surviving association (referred to in the period following the Effective Time as the "Surviving Bank") and, as provided in Section 215a, the corporate existence of Liberty and SFB shall continue in the Surviving Bank. The Surviving Bank shall be deemed to be the same banking corporation and national banking association as Liberty and SFB, respectively. The business of the Surviving Bank shall be that of a national banking association.

         1.2      Continuing Rights and Obligations of Surviving Bank.

                  At and after the Effective Time, the Surviving Bank shall thereafter be responsible and liable for all the liabilities, deposits, debts, obligations and penalties of each of Liberty and SFB. The Surviving Bank shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public and private nature, of each of Liberty and SFB; and all property, real, personal and mixed, and all debts dues on whatever account, and all and every other interest, of or belonging to or due to each of Liberty and SFB, shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate or any interest therein, vested in any of such entities, shall not revert or be in any way impaired by reason of the Bank Merger. Without limiting the foregoing, at the Effective Time, the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold all appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stock and bonds, guardian of estates, assignee, receiver, custodian and in every other fiduciary capacity, and in every agency capacity, of Liberty and SFB in the same manner and to the same extent as such rights and interests were held or enjoyed by Liberty and SFB, respectively, immediately before the Effective Time.

         1.3      Articles of Association.

                  The Articles of Association of SFB in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank after the Bank Merger until thereafter amended in accordance with applicable law.

         1.4      By-Laws.

                  The By-Laws of SFB in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Bank after the Bank Merger until thereafter amended in accordance with applicable law.

         1.5      Directors and Officers of Surviving Corporation.

                  The officers and directors of SFB immediately prior to the Effective Time shall be the officers and directors of the Surviving Bank after the Bank Merger until their respective successors are duly elected or appointed in accordance with the Articles of Association and By-Laws of the Surviving Bank.

         1.6      Effect of Bank Merger on Common Stock.

                  1.6.(a) Liberty Stock. At the Effective Time, all shares of common stock of Liberty shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

                  1.6.(b) SFB Stock. On and after the Effective Time, each share of common stock of SFB issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Bank and shall not be affected in any way by the Bank Merger.


2.       THE HOLDING COMPANY MERGER

         2.1      The Holding Company Merger.

                  Subject to the terms and conditions of this Merger Agreement, and in accordance with the provisions of the WBCL, at the Effective Time, LBB will merge with and into SFSC, and SFSC will be the surviving corporation (referred to in the period following the Effective Time as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Wisconsin. Upon the consummation of the Holding Company Merger, the separate corporate existence of LBB shall terminate.

         2.2      Continuing Rights and Obligations of Surviving Bank.

                  At and after the Effective Time, the Surviving Corporation shall thereafter be responsible and liable for all the liabilities, deposits, debts, obligations and penalties of each of LBB and SFSC. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public and private nature, of each of LBB and SFSC; and all property, real, personal and mixed, and all debts dues on whatever account, and all and every other interest, of or belonging to or due to each of LBB and SFSC, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such entities, shall not revert or be in any way impaired by reason of the Holding Company Merger.

         2.3      Articles of Incorporation.

                  The Articles of Incorporation of SFSC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Holding Company Merger until thereafter amended in accordance with applicable law.

         2.4      By-Laws.

                  The By-Laws of SFSC in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation after the Holding Company Merger until thereafter amended in accordance with applicable law.

         2.5      Directors and Officers of Surviving Corporation.

                  The officers and directors of SFSC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation after the Holding Company

Merger until their respective successors are duly elected or appointed in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

         2.6      Effect of Holding Company Merger on LBB Common Stock.

                  As of the Effective Time, by virtue of the Holding Company Merger and without any action on the part of the holder of any shares of LBB Common Stock, but subject to the provisions of Sections 180.1301 to 180.1331, inclusive, of the WBCL with respect to the rights of dissenting shareholders of LBB, (i) each issued and outstanding share of LBB Common Stock shall be converted into the right to receive an amount equal to the quotient resulting from Eleven Million One Hundred Thirty-Six Thousand One Hundred Fifteen Dollars ($11,136,115) (the "Purchase Price"), divided by the total number of shares of LBB Common Stock issued and outstanding as of the Effective Time (which quotient shall be referred to herein as the "Merger Consideration") and (ii) all unexercised options to purchase shares of LBB Common Stock granted pursuant to the Liberty Bank 1994 Stock Option Plan (the "LBB Option Plan") shall automatically be canceled and retired and shall cease to exist and each holder shall cease to have any rights with respect thereto. All shares of LBB Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued upon the surrender of such certificate in accordance with the Plan of Merger, without interest.

         2.7      Withholding Rights.

                  SFSC shall be entitled to deduct and withhold from any cash payable pursuant to this Merger Agreement to any holder of shares of LBB Common Stock such amounts as SFSC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFSC, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the holder of the shares of LBB Common Stock in respect of which such deduction and withholding was made by SFSC.

         2.8      Effect of Holding Company Merger on LBB Treasury Shares.

                  At the Effective Time, all shares of LBB Common Stock which are held in the treasury of LBB or by any wholly-owned subsidiary of LBB and any shares of LBB Common Stock owned by SFSC or any other wholly-owned subsidiary of SFSC, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         2.9      Effect of Holding Company Merger on SFSC Common Stock.

                  On and after the Effective Time, each share of common stock of SFSC issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected in any way by the Holding Company Merger.


3.       Effective Time of the Mergers

         3.1      Effective Time.

                  Subject to the provisions of the Agreements, promptly following the Closing (as defined in Article 10), or by such later date as may be agreed by the parties, articles of merger shall be duly prepared and executed in accordance with all applicable legal requirements and shall be delivered and/or filed as required by applicable law, and the Bank Merger and the Holding Company Merger shall both become effective upon such filings or at such later date and time as may be specified in such articles of merger (the "Effective Time"). The parties shall each use reasonable efforts to cause such articles of merger to be filed on the Closing Date. The Holding Company Merger will become effective substantially simultaneously with, but second sequentially to, the Bank Merger.

         3.2      Stock Transfer Books.

                  At the Effective Time, the stock transfer books of LBB and Liberty shall be closed and there shall be no further registration of transfers of shares of LBB Common Stock or Liberty Common Stock thereafter on the records of LBB or Liberty.

         3.3      Payment.

                  3.3.(a) Payment Procedures. Prior to LBB's mailing of the Notice for the Special Meeting as described in Section 6.8 of this Merger Agreement, SFSC shall prepare for distribution to each shareholder of LBB with such Notice a letter of transmittal ("Letter of Transmittal") for use by such shareholder to surrender the certificate(s) (the "Certificates") representing the shareholder's shares of LBB Common Stock that will be converted into the Merger Consideration. Each Letter of Transmittal will be accompanied by instructions regarding the shareholder's surrender of his or her Certificates. Each Letter of Transmittal shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to SFSC, and shall provide that, in the event that the Closing and the Effective Time do not occur, any Certificates so surrendered promptly shall be returned to the holder of record (or his or her attorney-in-fact), as the case may be, together with the executed Letter of Transmittal, and shall further provide that the surrender of the shares represented by the Certificates shall be conditioned on, and shall become effective only upon the occurrence of, the Closing and the Effective Time. Upon surrender of a Certificate for cancellation to SFSC, together with such Letter of Transmittal, duly executed, and subject to the occurrence of the Closing and the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor cash representing the consideration for such shares of LBB Common Stock as provided in Section 2.6, and the Certificate so surrendered shall forthwith be cancelled and payment made forthwith. In the event of a transfer of ownership of shares of LBB Common Stock which are not registered in the transfer records of LBB, cash representing the proper consideration may be issued to a transferee if the Certificate representing such shares of LBB Common Stock is presented to SFSC, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrender as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive cash upon such surrender as contemplated by Section 2.6.

                  3.3.(b) Distributions with Respect to Unexchanged Shares of LBB Common Stock. No cash payment for shares shall be paid to any holder of any unsurrendered Certificates pursuant to Section 2.6, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder, without interest, the amount of any cash to which such holder is entitled pursuant to Section 2.6

                  3.3.(c) No Further Rights in the Shares of LBB Common Stock. The cash paid pursuant to Section 3.3(a) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of LBB Common Stock.

                  3.3.(d) No Liability. Neither SFSC or LBB shall be liable to any holder of shares of LBB Common Stock for any such shares of LBB Common Stock or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.


4.       REPRESENTATIONS AND WARRANTIES OF LBB AND LIBERTY

                  LBB and Liberty make the following representations and warranties to SFSC, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by SFSC, or any knowledge of SFSC other than as specifically disclosed in the Disclosure Schedule delivered to SFSC at the time of the execution of this Merger Agreement.

                  4.1      Corporate.

                  4.1.(a) Corporate Organization. LBB is a corporation duly organized and validly existing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, operate, and lease its properties as presently owned, operated, or leased and to engage in the activities and business now conducted by it. LBB is qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased make such qualification necessary and where a failure to do so would have a material adverse effect on its financial condition, results of operation, assets, or business. LBB is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). LBB's acquisition of the capital stock of Liberty was duly approved by all necessary authorities. LBB has delivered to SFSC true, accurate, and complete copies of its Articles of Incorporation and By-Laws as currently effective, including all amendments thereto. Except as disclosed on Schedule 4.1(a) and shares of Liberty owned by LBB, neither LBB nor Liberty owns beneficially, directly or indirectly, five percent (5%) or more of any class of equity securities or similar interests of any other corporation, bank, business trust, association, or similar organization. The minute books of LBB and Liberty contain complete and accurate records in all material respects of all meetings and other corporate actions of their respective shareholders and Board of Directors.

                  4.1.(b) Capitalization of LBB. As of the date hereof, the authorized capital stock of LBB consists of 5,600,000 shares of LBB Common Stock, of which 548,307 are issued and outstanding and 82,500 shares are reserved for issuance pursuant to the LBB Option Plan, of which 74,600 options (the "LBB Options") and are outstanding. No shares of LBB Common Stock are held in treasury by LBB. All of such issued and outstanding shares of LBB's capital stock are validly issued, fully paid, and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL) and not issued in violation of any person's preemptive rights. LBB does not have any other arrangements or commitments obligating LBB to issue or sell or otherwise dispose of, or to purchase or redeem shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

                  4.1.(c) Organization of Liberty. Liberty is a state banking corporation duly organized and validly existing under the laws of the State of Wisconsin. LBB has delivered to SFSC true, accurate and complete copies of its Charter and By-Laws as currently effective, including all amendments thereto. Liberty (a) is duly authorized to conduct a general banking business, subject to the supervision of the Wisconsin Department of Financial Institutions and the Federal Deposit Insurance Corporation ("FDIC"); (b) is an insured bank as defined in the Federal Deposit Insurance Act; (c) has full power and authority to engage in the business and activities now conducted by it; and (d) possesses and is in full compliance with all licenses, franchises, permits, and other governmental authorizations that are legally required where the failure to be in full compliance would reasonably be expected to have a material adverse effect on the financial condition, results of operation, assets, or business of Liberty.

                  4.1.(d) Capitalization of Liberty. The authorized capital stock of Liberty consists of 631,000 shares of common stock, par value $5.00 per share ("Liberty Common Stock"), of which 548,307 are validly issued and outstanding. LBB owns beneficially and of record all of the issued and outstanding shares of Liberty Common Stock, free and clear of all liens, pledges, assignments, and security interests. All of the shares of Liberty Common Stock are validly issued, fully paid, and nonassessable (except as provided in Section 180.0622(2)(b) of the WBCL and Section 220.07 of Wis. Stats.) and not issued in violation of any person's preemptive rights. Liberty is not a party to or bound by any commitment or obligation to issue or sell or otherwise dispose of, or to purchase or redeem, any capital stock or any other security convertible into or having the right to purchase such shares of Liberty Common Stock.

         4.2      Authorization.

                  The respective boards of directors of LBB and Liberty have unanimously approved the Agreements and the transactions contemplated thereby and have authorized the execution, delivery and performance of the Agreements. No other corporate proceeding on the part of either LBB or Liberty is necessary to authorize the Agreements or to consummate the transactions contemplated thereby (other than the approval and adoption of this Merger Agreement by shareholders holding a majority of the outstanding LBB Common Stock and Liberty Common Stock entitled to vote thereon). Each of LBB and Liberty has full corporate power and authority to enter into the Agreements and, upon approval of its shareholders in accordance with law and subject to the conditions set forth in Article 8 of this Merger Agreement, to consummate the transactions contemplated thereby. The Agreements have been duly and validly executed and delivered by LBB and Liberty and constitute the valid and binding obligations of LBB and Liberty, enforceable in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and (ii) the application of equitable principles if equitable remedies are sought.

         4.3      No Violation.

                  Except as set forth on Schedule 4.3, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will, in any case, (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order, or decree of any court or other governmental agency to which LBB or Liberty may be subject, or the Articles of Incorporation of LBB, the Charter of Liberty, or the By-Laws of LBB or Liberty; (ii) constitute an event that with the lapse of time or action by a third party or both, could result in a default under any of the foregoing; (iii) result in the creation of any lien, charge, or encumbrance upon any of the assets, properties, or stock of LBB or Liberty; (iv) conflict with or result in a breach of any terms of any material mortgage, deed of trust, license, indenture, or other agreement or instrument to which LBB or Liberty is a party or by which it or any of their respective assets may be bound; (v) give to others any right to accelerate or terminate, or result in acceleration or termination of, any such agreement or instrument; or (vi) result in termination of any material provision of any such agreement or instrument, except for any such breaches, defaults, conflicts or other occurrences described in any of clauses (i), (ii), (iii), (iv), (v) or
(vi) of this Section 4.3 that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, results of operation, assets, or business of LBB or Liberty (a "Material Adverse Effect"). The transactions contemplated by this Merger Agreement (x) will not require a shareholder vote under Section 180.1131 of the WBCL, (y) are not subject to the restrictions on business combinations set forth in Section 180.1141 of the WBCL and (z) are not subject to the control share voting restrictions set forth in Section 180.1150 of the WBCL.

         4.4      Consents and Approvals.

                  Except as set forth on Schedule 4.4 and any consents and approvals of or filings or registrations with the Federal Reserve Board, applicable requirements of Section 215a, applicable requirements of Wis. Stat. ss.221.0901, and the filing of articles of merger pursuant to the WBCL, no filing or registration with, no notice to, and no permit, authorization, consent, or approval of any third party or any public or governmental body or authority is necessary for the consummation by LBB or Liberty of the transactions contemplated by these Agreements or to enable LBB and Liberty to continue to conduct their respective businesses after the Effective Time in a manner which is consistent with the manner in which their businesses presently are conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.5      Reports.

                  LBB and Liberty have timely filed all reports, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with (i) the Federal Reserve Board, (ii) the FDIC,
(iii) any state regulatory authority (each a "State Regulator") and (iv) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of LBB or Liberty (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the regular course of business of LBB and Liberty, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of LBB or Liberty since January 1, 1996. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of LBB or Liberty, that is likely, either individually or in the aggregate, to have a Material Adverse Effect.

         4.6      Financial Statements.

                  4.6.(a) Included as Schedule 4.6 are true and complete copies of the following financial statements: (i) the Consolidated Balance Sheet of LBB as of December 31, 1999 and 2000, and the Consolidated Statements of Earnings, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2000 (the Consolidated Balance Sheet of LBB as of December 31, 2000 is hereinafter referred to as the "Recent Balance Sheet"); and
(ii) the Report of Condition of Liberty as of December 31, 2000, together with the related Report of Income for the period then ended, as included in the call report of Liberty as of said date as filed with the FDIC (collectively, the "LBB Financial Statements"). The LBB Financial Statements are true and correct in all material respects and fairly present the financial position and results of operations of LBB and Liberty as of the dates and for the periods then ended. Except as noted on Schedule 4.6 and except for the absence of footnotes, each of the financial statements referred to in clause (i) of this Section 4.6(a) has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. The financial statements referred to in clause 4.6(a)(ii) have been prepared in accordance with the applicable regulations and standards of the FDIC.

                  4.6.(b) The LBB Financial Statements do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 2000, there has been no change in the financial condition, results of operation, assets, or business of LBB or Liberty (other than changes in the ordinary course of business, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect), nor has there been any other event or condition of any character that has had a Material Adverse Effect, and no fact or condition exists that would reasonably be expected to have such a Material Adverse Effect. The LBB Financial Statements reflect adequate provision for, or reserves against, the possible credit losses of LBB and Liberty as of such dates. The books and records of LBB and Liberty have been, and are being, maintained in all material respects in accordance with applicable legal requirements and with GAAP (except as noted on Schedule 4.6) and reflect only actual transactions, except to the extent required by applicable legal or accounting requirements.

         4.7      Tax Matters.

                  Each of LBB and Liberty has duly filed all federal, state, county, foreign and local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Merger Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of LBB and Liberty remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in LBB's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon LBB or Liberty for which LBB does not have adequate reserves, nor has LBB or Liberty given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by LBB and Liberty from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect, (ii) federal, state, foreign, county and local returns that are accurate and complete in all material respects have been filed by LBB and Liberty for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by LBB in its consolidated financial statements as of December 31, 2000, and (iv) there are no Tax liens upon any property or assets of LBB or Liberty except liens for current taxes not yet due. Except as set forth in Schedule 4.7, neither LBB nor Liberty has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by LBB or Liberty, and the Internal Revenue Service (the "IRS") has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6, neither LBB nor Liberty has entered into a transaction that is being accounted for as an installment obligation under
Section 453 of the Code. As used in this Merger Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies on like assessments together with all penalties and additions to tax and interest thereon.

         4.8      Absence of Certain Changes.

                  Since December 31, 2000, neither LBB nor Liberty has, except as set forth on Schedule 4.8, (a) issued or sold any corporate debt securities (except documents and instruments issued in the ordinary course of banking business of Liberty); (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, (e) mortgaged, pledged, or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in Liberty's and LBB's balance sheet as of December 31, 2000, and current liabilities incurred since the date thereof in the ordinary course of business; (g) sold, exchanged, or otherwise disposed of any of its capital assets other than in the ordinary course of business; (h) made or modified any general wage or salary increase, entered into or modified any employment contract with any officer or salaried employee, or instituted any employee welfare, bonus, stock option, profit sharing, retirement, or similar plan or arrangement; (i) suffered any damage, destruction, or loss, whether or not covered by insurance, having a Material Adverse Effect, or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties, or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties, or rights; (k) entered into any transaction outside the ordinary course of its business, except as expressly contemplated by this Merger Agreement; (l) except in the ordinary course of business or as reflected in the LBB Financial Statements, sold or otherwise disposed of any of its investment securities; or (m) changed accounting principles utilized by LBB or Liberty.

         4.9      Absence of Undisclosed Liabilities.

                  Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 4.9, neither LBB nor Liberty has any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which, individually or in the aggregate, has or will have a Material Adverse Effect. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.9, LBB does not have knowledge of any basis for the assertion against LBB or Liberty of any liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, that may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of LBB's or Liberty's business and consistent with past practice.

         4.10     No Litigation.

                  No claims have been asserted and no relief has been sought in any pending litigation or governmental proceedings or otherwise that would reasonably be expected to have a Material Adverse Effect. To LBB's knowledge, except as set forth on Schedule 4.10, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions or government investigations involving LBB or Liberty that would reasonably be expected to result in damages of more than $20,000 or to have a Material Adverse Effect, nor, to LBB's knowledge, are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 4.10, neither LBB nor Liberty is a party to any order, judgment or decree that would reasonably be expected to have a Material Adverse Effect, and neither LBB nor Liberty (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition. As permitted under applicable law, LBB has delivered to SFSC in Schedule 4.10 copies of all material correspondence with or memoranda of other communications with any regulatory authority since January 1, 1998, relating to the operation or condition, financial or otherwise, of LBB and Liberty.

         4.11     Compliance with Laws and Orders.

                  LBB and Liberty have complied in all material respects with all laws, regulations, and orders (including zoning ordinances) applicable to it and to the conduct of its respective businesses, including without limitation, all statutes, rules, and regulations pertaining to the conduct of Liberty's banking activities, and neither LBB nor Liberty is in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in the default under the terms of any judgment, decree, order, writ, rule, or regulation of any governmental authority or court, whether federal, state, or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result in damages, costs, or expenses of more than $20,000 in the aggregate or to have a Material Adverse Effect.

         4.12     Governmental Regulation.

                  Each of LBB and Liberty holds all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their respective businesses, the lack of which, alone or in the aggregate, may result in damages, costs, or expenses of more than $20,000 or have a Material Adverse Effect. All such licenses, certificates, and permits are in full force and effect, and no suspension or cancellation of any of them has been threatened or will result from the consummation of the transactions contemplated hereby. Each of LBB and Liberty satisfies all minimum regulatory capital requirements under applicable laws and is well capitalized in accordance with applicable regulations as interpreted by the regulatory bodies having authority over LBB and Liberty.

         4.13     Title to and Condition of Properties.

                  4.13.(a) Marketable Title. Each of LBB and Liberty has good and marketable title to all assets, business and properties it purports to own, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those that would not have a Material Adverse Effect and those described in
Schedule 4.13(a) and, in the case of real property, Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of LBB's and Liberty's assets, business or properties is subject to any restrictions with respect to the transferability thereof, and the LBB's and Liberty's title thereto will not be affected in any way by the transactions contemplated hereby.

                  4.13.(b) Condition. All property and assets owned or utilized by LBB and Liberty are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal business operations of LBB), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of LBB and Liberty as conducted during the preceding twelve months. All buildings, plants and other structures owned or otherwise utilized by LBB and Liberty are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  4.13.(c) Real Property. Schedule 4.13.(c) sets forth all real property owned, used or occupied by LBB or Liberty (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which LBB or Liberty has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 4.13.(c) also sets forth, with respect to each parcel of Real Property that is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property that encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party that encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable law, regulation or ordinance. No public improvements have been commenced and LBB does not have knowledge that any are planned that in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. LBB does not have notice or knowledge of any (a) planned or proposed increase in assessed valuations of any Real Property, (b) order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (c) condition or defect that could give rise to an order of the sort referred to in (b) above, (d) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, without limitation, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (e) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Merger Agreement for which liens could be filed against any of the Real Property.

                  4.13.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of LBB or Liberty is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any government entity with or without payment of compensation therefor, nor to the best knowledge of LBB or the Principals, has any such condemnation, expropriation or taking been proposed.

         4.14     Investment Securities.

                  Each of LBB and Liberty has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of LBB or Liberty. Such securities are valued on the general ledger of LBB and Liberty in accordance with GAAP. Such securities are valued on the books of Liberty at cost, and any unrealized gain/loss attributable to any such securities held for sale based on monthly mark-to-market procedures is reflected on the regulatory call reports of Liberty and on the financial statements of LBB.

         4.15     Insurance.

                  LBB and Liberty are presently insured, and during each of the past five calendar years have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. LBB has delivered to SFSC as Schedule 4.15, true, accurate and complete copies of all insurance policies and fidelity bonds of the LBB and Liberty. Since January 1, 1996, there have been no claims that individually or in the aggregate exceed $10,000 with respect to LBB or Liberty under such bonds and insurance policies, and neither LBB nor Liberty is aware of any acts of dishonesty or losses that would form the basis of a material claim under such bonds or insurance coverage. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. LBB and Liberty have not been notified that their fidelity or insurance coverage will not be renewed by their carrier on substantially the same terms as their existing coverage.

         4.16     Loan Loss Reserves.

                  In the reasonable judgment of LBB's management, the reserve for possible loan losses shown on the December 31, 2000 call report filed for Liberty is adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of December 31, 2000.

         4.17     Environmental Liability.

                  4.17.(a) Except as set forth in Schedule 4.17, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against LBB or Liberty seeking to impose, or that could reasonably result in the imposition of, on LBB or Liberty any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") that, insofar as reasonably can be foreseen, could have a Material Adverse Effect.

                  4.17.(b) Except as set forth in Schedule 4.17, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect. Neither LBB nor Liberty is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation that, insofar as reasonably can be foreseen, could have a Material Adverse Effect.

         4.18     Contracts and Commitments.

                  Except as set forth in Schedule 4.18, neither LBB nor Liberty is a party to or bound by any written or oral (a) lease or license with respect to any property, real or personal, involving payments in excess of $25,000 in any twelve-month period, whether as lessor, lessee, licensor, or licensee; (b) contract or commitment for capital expenditures in excess of $10,000 for any one project or $50,000 in the aggregate; (c) contract or commitment for total expenses in excess of $25,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 60 days from the date of this Merger Agreement; (d) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; (e) contract, commitment or agreement made outside the ordinary course of business; (f) employment or consulting contract, not terminable without penalty by LBB or Liberty on 60 days' notice or less; (g) agreement, option or contract relating to or involving the merger, consolidation or sale of assets or stock of LBB or Liberty; or (h) union contract or collective bargaining agreement. Each of LBB and Liberty has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default resulting in damages, costs or expenses of more than $20,000 in the aggregate or a material default under any outstanding mortgage, lease, contract, commitment or agreement to which LBB or Liberty is a party or by which LBB or Liberty is bound or under any provision of their respective charter documents or By-Laws. Each such outstanding mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of LBB or Liberty and constitutes a valid and legally binding obligation of the other party or parties thereto.

         4.19     Employees.

                  4.19.(a) Schedule 4.19 sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Merger Agreement (the "Benefit Plans")
(i) by LBB or Liberty or (ii) by any trade or business, whether or not incorporated that (A) is under "common control," as described in Section 414(c) of the Code, with LBB, (B) is a member of a "controlled group," as defined in
Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in Section 414(m) of the Code, which includes LBB (an "ERISA Affiliate"), all of which together with LBB would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  4.19.(b) LBB has heretofore delivered to SFSC true and complete copies of each of the Benefit Plans and certain related documents, including, without limitation, (i) the Annual Report Form 5500 for such Benefit Plan (if applicable) for each of the last two (2) years, and (ii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

                  4.19.(c) (i) Each of the Benefit Plans has been operated and administered in all material respects with applicable laws, including, without limitation, ERISA and the Code; (ii) each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been operated and administered in all material respects with the requirements of Section 401(a) of the Code; (iii) except as provided in Schedule 4.19, no Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of LBB, Liberty or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of LBB, Liberty or the ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) except as set forth in Schedule 4.19, neither LBB, Liberty nor any ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA; (v) neither LBB, Liberty nor any ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA); (vi) all contributions or other amounts payable by LBB or Liberty as of the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither LBB, Liberty nor any ERISA Affiliate has engaged in a transaction in connection with which LBB, Liberty or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code; and (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that are, in the reasonable judgment of LBB or the Principals, likely, either individually or in the aggregate, to have a Material Adverse Effect.

         4.20     Employment Compensation.

                  Schedule 4.20 contains a true and correct list of all employees to whom LBB or Liberty is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise, and in the case of salaried employees, such list identifies the current annual rate of compensation for each employee and, in the case of hourly or commission employees, identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         4.21     Affiliates' Relationships to LBB or Liberty.

                  4.21.(a) All leases, contracts, agreements or other arrangements between LBB or Liberty and any Affiliate (as defined below) are described on Schedule 4.21(a).

                  4.21.(b) No Affiliate has any direct or indirect interest (excluding ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount not exceeding 5% of the outstanding shares of any such corporations) in
(i) any entity that does business with LBB or

Liberty or is competitive with the business of LBB or Liberty, or (ii) any property, asset or right that is used by LBB or Liberty in the conduct of its business.

                  4.21.(c) All obligations of any Affiliate to LBB or Liberty, and all obligations of LBB or Liberty to any Affiliate, are listed on Schedule 4.21(c).

                  4.21.(d) As used herein, the term "Affiliate" means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

         4.22     Administration of Trust Accounts.

                  Liberty does not and since January 1, 1994 has not administered trusts or otherwise exercised fiduciary powers.

         4.23     Assets Necessary to Business.

                  LBB and Liberty presently have and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit SFSC and SFB to carry on the business of LBB and Liberty as presently conducted.

         4.24     No Brokers or Finders.

                  Neither LBB nor Liberty nor any of their respective directors, officers, employees, shareholders or agents has retained, employed or used any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the transactions provided for herein or in connection with the negotiation thereof.

         4.25     Internal Controls and Records.

                  LBB and Liberty maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP (except as noted in Schedule 4.6). There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the books and records of LBB or Liberty.

         4.26     Loans.

                  Except as disclosed in Schedule 4.26, (i) Liberty is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful", "loss", "other loans especially mentioned" or any comparable classifications by LBB or Liberty or banking regulators; (ii) neither LBB nor Liberty is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of LBB or Liberty, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iii) neither LBB nor Liberty is a party to any written or oral loan agreement, vote or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect.

         4.27     Labor Matters.

                  Except as will not cause a Material Adverse Effect, (i) LBB and Liberty are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against LBB or Liberty pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or to the knowledge of LBB, threatened against or affecting LBB or Liberty; (iv) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against LBB or Liberty; and
(e) neither LBB nor Liberty is experiencing any material work stoppage.

         4.28     Disclosure.

                  No representation or warranty by LBB or Liberty in this Merger Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of LBB or Liberty pursuant to this Merger Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedules attached hereto or document delivered by or on behalf of LBB or Liberty shall be deemed representations and warranties by LBB and Liberty.

         4.29     Votes Required.

                  The affirmative vote of a majority of the votes that holders of (i) the outstanding shares of LBB Common Stock and (ii) the outstanding shares of Liberty Common Stock that are entitled to be cast are the only votes of the holders of any class or series of capital stock necessary to approve this Merger Agreement and the transactions contemplated hereby.


5.       REPRESENTATIONS AND WARRANTIES OF SFSC And SFB

                  SFSC and SFB make the following representations and warranties to LBB and Liberty, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by LBB or any notice to LBB:

         5.1      Corporate.

                  SFSC is a corporation duly organized and validly existing under the laws of the State of Wisconsin. SFB is a national banking association duly organized and validly existing under the laws of the United States. Each of SFSC and SFB has all requisite corporate power to enter into this Merger Agreement and the other documents and instruments to be executed and delivered by SFSC and SFB and to carry out the transactions contemplated hereby and thereby.

         5.2      Authorization.

                  The execution and delivery of this Merger Agreement and the other documents and instruments to be executed and delivered by SFSC and SFB pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the respective boards of directors of SFSC and SFB. No other corporate act or proceeding on the part of SFSC and SFB or their shareholders is necessary to authorize this Merger Agreement or the other documents and instruments to be executed and delivered by SFSC and SFB pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Merger Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by SFSC and SFB pursuant hereto will constitute, valid and binding agreements of SFSC and SFB, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3      No Violation.

                  Neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will, in any case, conflict with, result in the breach of, the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order, or decree of any court or other governmental agency to which SFSC or SFB may be subject, or the Articles of Incorporation of SFSC, the Charter of SFB, or the By-Laws of SFSC or SFSC.

         5.4      No Brokers or Finders.

                  None of SFSC, SFB or any of their directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

         5.5      Disclosure.

                  No representation or warranty by SFSC or SFB in this Merger Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of SFSC or SFB pursuant to this Merger Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6.       COVENANTS

         6.1      Conduct of Businesses Prior to the Effective Date.

                  During the period from the date of this Merger Agreement to the Effective Time, except as expressly contemplated or permitted by this Merger Agreement, LBB and Liberty shall (a) conduct its business only in accordance with sound banking and business practices and in the usual, regular and ordinary course consistent with past practice; (b) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; (c) maintain its corporate existence; (d) maintain and keep its properties in good repair and condition as at present; (e) keep in force and effect all insurance and bonds comparable in amount and scope of coverage to that now maintained by it; (f) perform all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business; and (g) take no action which would adversely affect or delay the ability of either SFSC or LBB to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Merger Agreement.

         6.2      Forbearances.

                  During the period from the date of this Merger Agreement to the Effective Time, except as expressly contemplated or permitted by this Merger Agreement, including, without limitation, the matters described in Section 6.19 of this Merger Agreement and the Disclosure Schedules attached hereto, LBB and Liberty shall not, without the prior written consent of SFSC:

                  6.2.(a) Other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or short-term indebtedness incurred in the ordinary course of business consistent with past practice, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, Federal Home Loan Bank borrowings, sales of certificates of deposit and entering into repurchase agreements); (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or
(iii) make any loan or advance.

                  6.2.(b) (i) Adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that Liberty may declare and pay cash dividends on its capital stock to

LBB as necessary to enable LBB (A) to pay reasonable legal, accounting and other professional fees and expenses incurred by LBB arising out of the negotiation and execution of this Merger Agreement or the consummation of the transactions contemplated herein and (B) to make scheduled interest and principal payments on the outstanding balance under its credit facility with Wells Fargo described in
Schedule 4.18; (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iv) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or (v) issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date of this Merger Agreement).

                  6.2.(c) Sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Merger Agreement.

                  6.2.(d) Except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Merger Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity.

                  6.2.(e) Except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms.

                  6.2.(f) Other than in the ordinary course of business consistent with past practice, or as required by law, increase in any manner the compensation or fringe benefits of any of its employees, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee.

                  6.2.(g) Grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation;

                  6.2.(h) Pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of LBB or incurred in the ordinary course of business consistent with past practice.

                  6.2.(i) Amend the charter documents or By-Laws of LBB or Liberty.

                  6.2.(j) Restructure or materially change its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported.

                  6.2.(k) Agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

         6.3      Access to Information and Records.

                  During the period prior to the Closing and upon reasonable prior notice to LBB or Liberty, LBB and Liberty shall give SFSC, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of LBB and Liberty for the purpose of such inspection, investigation and testing as SFSC deems appropriate (and LBB shall furnish or cause to be furnished to SFSC and its representatives all information with respect to the business and affairs of LBB and Liberty as SFSC may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as SFSC reasonably desires; (iii) with the prior consent of LBB in each instance (which consent shall not be unreasonably withheld), access to vendors, customers and others having business dealings with LBB in accordance with protocols to be mutually established between the parties; and (iv) access to the buildings in which LBB and Liberty operate their business.

         6.4      No Negotiations.

                  None of SFSC, SFB, LBB or Liberty will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of LBB or Liberty, the assets or business or any part thereof or any equity securities of LBB or Liberty (an "Acquisition Proposal"), and LBB and Liberty shall immediately advise SFSC of the receipt of any Acquisition Proposal.

         6.5      Confidentiality.

                  SFSC, LBB and Liberty shall treat all information furnished by or on behalf of another party or its representatives concerning the properties, business and assets of such other party in the course of negotiations or examination of the affairs of the other party prior or subsequent to the execution of this Merger Agreement, including all information furnished pursuant to Section 6.3, as "Confidential Information" pursuant to terms and restrictions of the Confidentiality Agreement, dated October 27, 2000, between SFSC and LBB.

         6.6      Report to SFSC.

                  LBB will promptly advise SFSC in writing of all actions taken by the directors and shareholders of LBB and Liberty at meetings or in connection with written consents filed with LBB or Liberty, and furnish SFSC with copies of all monthly and other interim financial statements of LBB and Liberty as they become available. LBB will use its best efforts to keep SFSC fully informed concerning all trends and developments of which it becomes aware that may have a Material Adverse Effect.

         6.7      Breaches.

                  Each of LBB and Liberty shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition that would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to SFSC and use its best efforts to prevent or promptly remedy the same.

         6.8      Shareholder Meeting.

                  In accordance with applicable law and its Articles of Incorporation and By-Laws, LBB shall prepare a notice to be sent to its shareholders (the "Notice"), in connection with a special meeting of such shareholders to approve this Merger Agreement and the transactions contemplated hereby (the "Special Meeting"), which Notice shall include, without limitation,
(a) information regarding the material terms of the transactions contemplated hereby; (b) information, notices and/or forms relating to shareholders' dissenters' rights as required by the WBCL; and (c) the unanimous recommendation of LBB's Board of Directors that the shareholders approve this Merger Agreement and the transactions contemplated hereby, which recommendation shall not be withdrawn, modified or amended. LBB shall mail the Notice to its shareholders no later than April 7, 2001, and shall convene the Special Meeting no later than May 7, 2001. LBB shall (i) cause appropriate employees to contact shareholders by telephone to confirm receipt of proxy materials and ask for prompt return of proxy cards; and (ii) cause the appropriate executive officers of LBB to promptly respond to shareholder questions regarding this Merger Agreement and the transactions contemplated hereby, and, where appropriate, to advise shareholders of LBB, in response to requests, that the directors and executive officers of LBB, believe the transactions contemplated by this Merger Agreement are in the best interests of LBB and its shareholders, all in an effort to obtain from the shareholders of LBB the vote necessary under the WBCL to approve this Merger Agreement and the transactions contemplated hereby. LBB shall provide SFSC with a copy of any notice and other disclosure materials to be sent to shareholders of LBB at least five (5) business days prior to the date on which LBB intends to send such notice to shareholders, and will consider in good faith any reasonable concerns or suggestions of SFSC and its representatives regarding the content of such notice and other disclosure materials. LBB shall not, at the Special Meeting, submit any other matter for approval of its shareholders (except with the prior written consent of SFSC, which consent shall not be unreasonably withheld). No later than ten (10) business days after the date of this Merger Agreement, LBB and Liberty shall complete the shareholder action necessary to effect the Bank Merger.

         6.9      Appraisal Process.

                  LBB will give to SFSC prompt notice of any written objections or appraisal demands received by LBB. SFSC will have the right to participate in all appraisal negotiations and proceedings. LBB will not make any payment with respect to, or settle or offer to settle, any appraisal demands without SFSC's prior written consent.

         6.10     Consents.

                  LBB and Liberty will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

         6.11     Employment Agreement.

                  Allen L. Samson and SFSC shall execute and deliver to each other at the Closing an Employment Agreement substantially in the form of Exhibit B hereto, (the "Employment Agreement").

         6.12     Closing Balance Sheet.

                  On or before the fifth business day prior to the Closing Date, LBB shall prepare and deliver to SFSC a balance sheet for Liberty as of the Closing Date (the "Closing Balance Sheet") using reasonable estimates for the period from which information is reliably known to LBB and Liberty to the anticipated Closing Date and prepared in accordance with GAAP (except as noted on Schedule 4.6) applied on a consistent basis.

         6.13     Maintain Loan Loss Reserve.

                  During the period from the date of this Merger Agreement to the Effective Time, Liberty shall maintain its reserve for possible loan losses consistent with past practice in the ordinary course of business and in accordance with GAAP (except as set forth on Schedule 4.6) to adequately provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding during such period.

         6.14     Other Action.

                  6.14.(a) LBB and Liberty shall use their best efforts prior to and after the Closing to cause the fulfillment at the earliest practicable date of all of the conditions to their obligations to consummate the transactions contemplated in the Agreements.

                  6.14.(b) SFSC and SFB shall use their best efforts prior to and after the Closing to cause the fulfillment at the earliest practicable date of all of the conditions to their obligations to consummate the transactions contemplated in the Agreements.

                  6.15     Disclosure Schedule.

                  LBB and Liberty shall have a continuing obligation to promptly notify SFSC in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Merger Agreement, would have been required to be set forth or described in any disclosure schedule attached hereto, but no such disclosure shall cure any breach of any representation or warranty that is inaccurate. Unless, within ten (10) business days (or such longer period as reasonably may be required for SFSC to fully investigate and assess the significance of the matter being disclosed) after delivery of such notice by LBB or Liberty, as the case may be, SFSC has objected in writing to the matter disclosed therein or to the cumulative effect of such matter with other matters previously disclosed by LBB and/or Liberty pursuant to this Merger Agreement and this Section 6.15, then SFSC shall be deemed to have accepted the matter as though it had been disclosed in the disclosure schedules attached to this Merger Agreement at the time of execution hereof. If SFSC timely delivers to LBB its notice of objection, then no such disclosure(s) shall be deemed a cure of any representation or warranty that is rendered inaccurate thereby.

                  6.16     Irrevocable Proxies.

                  On or promptly following the date of this Merger Agreement, LBB shall deliver to SFSC from Mr. Allen L. Samson and other shareholders of LBB who, together with Mr. Allen L. Samson, hold voting power over outstanding shares of LBB Common Stock representing at least fifty-one percent (51%) of all shares outstanding and entitled to vote at the Special Meeting (Allen L. Samson and such other shareholders being referred to herein as the "Principals") irrevocable proxies to vote in favor of or consent to the Holding Company Merger (the "Irrevocable Principal Proxies") in the form attached hereto as Exhibit C. LBB shall execute and deliver to SFSC on or immediately after the date hereof an irrevocable proxy to vote in favor of or consent to the Bank Merger (the "Irrevocable LBB Proxy") in the form attached hereto as Exhibit D.

                  6.17     Shareholder List.

                  LBB shall deliver to SFSC or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of LBB, their holdings of stock as of the latest practicable date, and such other shareholder information as SFSC may reasonably request.

                  6.18     Filing of 2000 Tax Returns.

                  Prior to the Closing, Liberty and LBB shall prepare, complete and file at Liberty's and LBB's expense all federal, state and local tax returns for the 2000 tax year.

                  6.19     Treatment of Options.

                  LBB has outstanding options granted under the LBB Option Plan for the purchase in the aggregate of 74,600 shares of LBB Common Stock. The LBB Options are

Listed in Schedule 6.19 attached to this Merger Agreement. The parties agree that, immediately prior to the Effective Time and regardless of whether the LBB Options have vested, LBB shall settle the LBB Options for cash at prices measured by the difference between $20.31 per share and the per share exercise prices of the LBB Options reflected on Schedule 6.19, in accordance with the terms of the LBB Option Plan, the terms of the related option agreements with the optionholders, and, if required, with the consent of the optionholder(s). In order to finance the cash settlement of the LBB Options, SFSC or SFB shall, immediately prior to the Effective Time, make a loan to LBB in the principal amount of Eight Hundred Sixty-Five Thousand Nine Hundred Sixty-Five Dollars ($865,965) on terms determined by SFSC or SFB, as the case may be, and LBB shall use the proceeds of such loan to settle the LBB Options as described in this
Section 6.19. This borrowing by LBB shall not be deemed a violation of any covenant or the breach of any representation or warranty made by LBB in this Merger Agreement, and the debt associated with this borrowing shall not be taken into account in calculating the Equity Capital. Neither LBB nor Liberty shall have any obligation to repay the indebtedness associated with this borrowing prior to or at the Effective Time. Prior to the Effective Time, LBB shall cancel and terminate the LBB Option Plan in accordance with the terms of the LBB Option Plan, the terms of the related option agreements with any optionholders, and, if required, with the consent of the optionholder(s).


7.       CONDITIONS PRECEDENT TO SFSC AND SFB'S OBLIGATIONS

                  Each and every obligation of SFSC and SFB to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         7.1      No Material Adverse Change.

                  There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the condition (financial or otherwise), assets, liabilities, reserves, results of operation or business of LBB and Liberty taken as a whole from December 31, 2000 to the Closing Date.

         7.2      Representations and Warranties.

                  Each of the representations and warranties by LBB and Liberty contained in this Merger Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects) at, or as of, the date of this Merger Agreement and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as though such representations and warranties were made on and as of said date, except with respect to changes expressly contemplated in this Merger Agreement. The fact that a representation or warranty specifies a dollar threshold for disclosure purposes shall not be deemed an agreement that any greater amount is or shall be deemed material or that any lesser amount is or shall be deemed immaterial for purposes of this Section 7.2.

         7.3      Performance and Compliance.

                  Each of LBB and Liberty shall have performed or complied in all material respects with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

         7.4      No Proceeding or Litigation.

                  At the Closing Date, no suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against LBB or Liberty that has not been disclosed in the schedules attached hereto (i) involving any of the assets, properties, business or operations of LBB or Liberty that would reasonably be expected to have a Material Adverse Effect, or (ii) before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

         7.5      Consents Under Agreements.

                  Each of LBB and Liberty shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Bank Merger and Holding Company Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of SFSC, individually or in the aggregate, have a Material Adverse Effect whether prior to or following the consummation of the transactions contemplated hereby.

         7.6      No Exercise of Dissenters' Rights.

                  Shareholders of LBB Common Stock who have undertaken steps to perfect their right to object in accordance with Sections 180.1301 to 180.1331, inclusive, of the WBCL in respect of the Merger shall not do so with respect to shares aggregating more than 5% of all outstanding shares of LBB Common Stock.

         7.7      Financial Conditions.

                  7.7.(a) Liberty shall have Equity Capital (as defined below) of not less than an amount equal to the sum of (i) Eight Million Seventy-Seven Thousand Dollars ($8,077,000), plus (ii) the product of (A) Forty Thousand Dollars ($40,000) multiplied by (B) the number of whole calendar months between December 31, 2000 and the Closing Date, minus (iii) the amount of cash dividends paid by Liberty to LBB as permitted by Section 6.2.(b). As used herein, the term "Equity Capital" shall mean the sum of Liberty's (a) capital stock, (b) surplus and (c) undivided surplus, calculated consistent with Liberty's past practices, but shall exclude any amount of unrealized gain or loss in any category of assets expressed in the Closing Balance Sheet.

                  7.7.(b) Liberty shall have a loan loss reserve expressed in the Closing Balance Sheet of at least Nine Hundred Thousand Dollars ($900,000) and which otherwise complies with Section 6.13 above.

         7.8 Filing of 2000 Tax Returns. Liberty and LBB shall have prepared, completed and filed at Liberty's and LBB's expense all federal, state and local tax returns for the 2000 tax year as required by Section 6.18.


8.       CONDITIONS PRECEDENT TO LBB'S AND LIBERTY'S OBLIGATIONS

                  The obligations of LBB and Liberty under this Merger Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions:

         8.1      No Material Adverse Change.

                  There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the business of SFSC or SFB, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which SFSC or SFB operates.

         8.2      Representations and Warranties.

                  All representations and warranties of SFSC and SFB contained in this Merger Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality such statement shall be true and correct in all respects) at, or as of, the date of this Merger Agreement and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as though such representations were made on and as of said date.

         8.3      Performance and Compliance.

                  Each of SFSC and SFB shall have performed or complied in all material respects with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

         8.4      No Proceeding or Litigation.

                  At the Closing Date, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state governmental entity which it is sought to restrain or prohibit the consummation of the Merger.

9.       CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

                  In addition to the provisions of Articles 7 and 8 hereof, the obligations of LBB, Liberty, SFSC and SFB under the Agreements to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction of the following conditions:

                  Governmental Approvals.The parties hereto shall have received all necessary approvals of governmental agencies and authorities, on conditions satisfactory to SFSC and LBB, of the transactions contemplated by the Agreements, each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired prior to the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. If any contest as aforesaid is brought by formal proceedings, any party may, but shall not be obligated to, answer and defend such contest.

                  Shareholder Approval. The Agreements, the Bank Merger and the Holding Company Merger shall have been duly approved by written consent or the requisite affirmative votes of the shareholders of LBB and Liberty, as appropriate.


10.      CLOSING

                  Subject to the terms and conditions herein set forth, the closing of the transactions contemplated by this Merger Agreement (the "Closing") will be effected on a date specified by SFSC and LBB that shall be not later than five (5) business days after the lapse of all applicable waiting periods in connection with all governmental approvals or on such other later date as shall be mutually agreed upon by SFSC and LBB (the "Closing Date"). It is anticipated that the Closing will take place on the Closing Date at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or at such other place as shall be mutually agreeable to SFSC and LBB. Notwithstanding the foregoing, if the Closing does not take place on the date referred to above because any condition to the obligations of SFSC and SFB, on the one hand, or LBB and Liberty, on the other hand, under this Merger Agreement is not met on that date, the other party may postpone the Closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closing was to occur by delivering prompt notice of such postponement prior to the date the Closing was to occur.

         10.1     Documents to be Delivered by LBB and/or Liberty.

                  At the Closing, LBB and/or Liberty shall deliver to SFSC and SFB the following documents, in each case duly executed or otherwise in proper form:

                  10.1.(a) Compliance Certificates of LBB and Liberty. A certificate signed by an officer of each of LBB and Liberty that each of the representations and warranties made by LBB or Liberty in this Merger Agreement, and the statements contained in the disclosure schedules or in any instrument, list, certificate or writing delivered by LBB or Liberty pursuant to this Merger Agreement, is true and correct in all material respects at and as of the Closing Date (except that statements in any representations and warranties that expressly include a standard of materiality are true and correct in all respects) as though such representations and warranties were made or given on and as of the Closing Date, except to the extent that such representations and warranties speak as of an earlier date and except for any changes permitted by the terms of this Merger Agreement or consented to in writing by SFSC; and that LBB and Liberty have performed and complied in all material respects with all of their obligations under this Merger Agreement which are to be performed or complied with on or prior to the Closing Date.

                  10.1.(b) Opinion of Counsel. A written opinion of Quarles & Brady LLP, counsel to LBB and Liberty, dated as of the Closing Date, addressed to SFSC and SFB, in substantially the form attached as Exhibit E hereto.

                  10.1.(c) Employment Agreement. The Employment Agreement duly executed by Allen L. Samson.

                  10.1.(d) Certified Resolutions. Certified copies of the resolutions of the board of directors and shareholders of LBB and Liberty, authorizing and approving this Merger Agreement and the consummation of the transactions contemplated by this Merger Agreement.

                  10.1.(e) Articles; By-Laws. A copy of the By-Laws of LBB certified by the secretary of LBB; a copy of the By-Laws of Liberty certified by the secretary of Liberty, and a copy of the Articles of Association and Articles of Incorporation of Liberty and LBB, respectively, certified by the Wisconsin Department of Financial Institutions.

                  10.1.(f) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to SFSC and SFB pursuant to the terms hereof.

                  10.1.(g) Other Documents. All other documents, instruments or writings required to be delivered to SFSC or SFB at or prior to the Closing pursuant to this Merger Agreement and such other certificates of authority and documents as SFSC or SFB may reasonably request.

         10.2     Documents to be Delivered by SFSC or SFB.

                  At the Closing (or promptly after the Effective Time with respect to Section 10.2.(a)), SFSC and/or SFB shall deliver to LBB the following amounts and documents, in each case duly executed or otherwise in proper form:

                  10.2.(a) Purchase Price. At or promptly after the Effective Time, to shareholders who deliver executed Letters of Transmittal together with their stock certificates to SFSC at least five (5) business days prior to the Closing, the consideration described in Article 2. SFSC shall deliver the consideration described in Article 2 to all other shareholders of LBB after the Effective Time promptly upon confirming receipt of their duly executed Letters of Transmittal together with their stock certificates.

                  10.2.(b) Compliance Certificate. A certificate signed by an officer of each of SFSC and SFB that each of the representations and warranties made by SFSC and SFB in this Merger Agreement, and the statements contained in any instrument, list, certificate or writing delivered by SFSC or SFB pursuant to this Merger Agreement, is true and correct in all material respects at and as of the Closing Date (except that statements in any representations and warranties that expressly include a standard of materiality are true and correct in all respects) as though such representations and warranties were made or given on and as of the Closing Date, except to the extent that such representations and warranties speak as of an earlier date and except for any changes permitted by the terms of this Merger Agreement or consented to in writing by LBB; and that SFSC and SFB have performed and complied with all of their obligations under this Merger Agreement which are to be performed or complied with on or prior to the Closing Date.

                  10.2.(c) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to SFSC and SFB, in substantially the form attached as Exhibit F hereto.

                  10.2.(d) Employment Agreement. The Employment Agreement duly executed by SFSC.

                  10.2.(e) Certified Resolutions. A certified copy of the resolutions of the board of directors of SFSC and SFB and the shareholder of SFB authorizing and approving this Merger Agreement and the consummation of the transactions contemplated by this Merger Agreement.

                  10.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to LBB or Liberty pursuant to the terms hereof.

                  10.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to LBB or Liberty at or prior to the Closing pursuant to this Merger Agreement and such other certificates of authority and documents as LBB or Liberty may reasonably request.


11.      TERMINATION, EXPENSES AND AMENDMENT

         11.1     Termination.

                  This Merger Agreement may be terminated prior to the Effective
Time:

                  11.1.(a) At any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of LBB, by written agreement between SFSC or LBB, if the Board of Directors of each so determines.

                  11.1.(b) At any time, whether before or after approval of the matters presented in connection with the Holding Company Merger by the shareholders of LBB, by either the Board of Directors of SFSC or the Board of Directors of LBB if (i) any governmental entity that must grant a regulatory approval (A) has denied approval of the Merger and such denial has become final and nonappealable, or (B) has advised the parties of its unwillingness to grant such regulatory approval on terms and conditions reasonably acceptable to the parties, notwithstanding the parties' fulfillment of their obligations to take reasonable efforts to obtain such regulatory approval; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Merger Agreement.

                  11.1.(c) By either the Board of Directors of SFSC or the Board of Directors of LBB if the Bank Merger and the Holding Company Merger shall not have been consummated on or before September 30, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Merger Agreement to perform or observe the covenants and agreements of such party set forth herein.

                  11.1.(d) By SFSC if approval of the shareholders of LBB required for the consummation of the Holding Company Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

                  11.1.(e) By LBB, by written notice to SFSC; if

                           (i)      there exists any breach or breaches of the
representations and warranties of SFSC made herein, which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a Material Adverse Effect, and such breaches shall not have been remedied within thirty (30) days after receipt by SFSC of notice in writing from LBB, specifying the nature of such breaches and requesting that they be remedied; or

                           (ii)     SFSC and SFB shall have  failed to perform
and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by SFSC of notice in writing from LBB, specifying the nature of such failure and requesting that it be remedied.

                  11.1.(f) By SFSC, by written notice to LBB, if

                           (i)      there exists any breach or breaches of the
representations and warranties of LBB or Liberty made herein which breaches, individually or in the aggregate have, or insofar as reasonably can be foreseen, would have, a Material Adverse Effect and such breaches shall not have been remedied within thirty (30) days after receipt by LBB of notice in writing from SFSC, specifying the nature of such breaches and requesting that they be remedied; or

                           (ii)     LBB or Liberty  shall have failed to perform
and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by LBB of notice in writing from SFSC, specifying the nature of such failure and requesting that it be remedied.

         11.2     Effect of Termination.

                  Subject to Section 11.3, in the event of termination of this Merger Agreement by SFSC or LBB pursuant to Section 11.1 there shall be no liability on the part of either SFSC or LBB or their respective officers or directors hereunder, except that Sections 6.5, 11.2 and 11.3 shall survive the termination.

         11.3     Termination Fee; Expenses.

                  11.3.(a) If this Merger Agreement is terminated at such time that this Merger Agreement is terminable pursuant to one (but not both) of (A)
Section 11.1(e)(i) or (ii), or (B) Section 11.1(f)(i) or (ii), then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the merger or the transactions contemplated by this Merger Agreement) not in excess of $150,000; provided, however, that, if this Merger Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $150,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

                  11.3.(b) If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate at published in The Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

                  11.3.(c) Notwithstanding anything herein to the contrary, the aggregate amount payable by LBB and its affiliates to SFSC pursuant to Section 11.3(a) shall not exceed $500,000, and the aggregate amount payable by SFSC and its affiliates to LBB pursuant to Section 11.3(a) shall not exceed $500,000.

         11.4     Amendment.

                  Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the

Holding Company Merger by the shareholders of LBB; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the shareholders of LBB, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement that changes the amount or the form of the Merger Consideration as described in Section 2.6 hereunder other than as contemplated in Section 2.6. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.5     Extension; Waiver.

                  At any time prior to the Effective Time, SFSC and LBB, by action taken or authorized by their respective board of directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the shareholders of LBB, there may not be, without further approval of such shareholders, any extension or waiver of this Merger Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of LBB Common Stock hereunder other than as contemplated by this Merger Agreement. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


12.      MISCELLANEOUS

         12.1     Severability.

                  Any term or provision of this Merger Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Merger Agreement or affecting the validity or enforceability of any of the terms or provisions of this Merger Agreement in any other jurisdiction. If any provision of this Merger Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         12.2     Publicity and Announcements.

                  Announcements concerning the transactions provided for in this Merger Agreement by SFSC, SFB, LBB or Liberty shall be subject to the approval of SFSC and LBB in all respects, except that approval of the other parties shall not be required as to any statements and other information which a party is required to disclose by law, or which LBB may submit to its shareholders. With respect to disclosures required by law of any party and disclosures by LBB to its shareholders, the disclosing party shall, to the extent practicable, provide the other party with a reasonable opportunity to review and provide suggestions and input on the form and substance of the disclosure, and will in good faith consider making responsive changes in the disclosure to the extent consistent with the disclosing party's legal obligations. Notwithstanding the foregoing, LBB shall provide SFSC access to, and facilitate meetings with, the employees of LBB and Liberty for the purpose of making announcements concerning, and preparing for the consummation of, the transactions contemplated hereby, and information provided by SFSC and/or SFB to such employees with respect to such transactions shall not be construed as an announcement within the meaning or intent of this Section 12.2.

         12.3     Assignment; Parties in Interest.

                  12.3.(a) Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, SFSC may, without consent of any other party, cause one or more subsidiaries of SFSC to carry out all or part of the transactions contemplated hereby.

                  12.3.(b) This Merger Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Merger Agreement.

         12.4     Law Governing Merger Agreement.

                  This Merger Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         12.5     Notice.

                  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to SFSC or SFB, to:

                           State Financial Services Corporation
                           10708 W. Janesville Road
                           Hales Corner, Wisconsin 53130
                           Attention:       Michael J. Falbo
                           Facsimile:       (414) 525-3109

                           (with a copy to)

                           Foley & Lardner
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                           Attention: Rodney H. Dow
                           Facsimile:       (414) 297-4900

or to such other person or address as SFSC shall furnish to LBB in writing.

                  (b)      If to LBB or Liberty, to:

                           Liberty Bank
                           815 North Water Street
                           Milwaukee, Wisconsin  53202
                           Attention:       Allen L. Samson, President
                           Facsimile:       (414) 223-8420

                           (with a copy to)

                           Quarles & Brady LLP
                           411 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                           Attention:       Gerald E. Connolly
                           Facsimile:       (414) 271-3552

or to such other person or address as LBB shall furnish to SFSC in writing.

                  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Merger Agreement may change its address for the purposes of this Merger Agreement by giving notice thereof in accordance with this Section 12.5.

         12.6     Entire Agreement.

                  Except for the agreement respecting confidentiality between LLB and SFSC, which survives this Merger Agreement, this instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         12.7     Counterparts.

                  This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.8     Headings.

                  The headings in this Merger Agreement are inserted for convenience only and shall not constitute a part hereof.

         12.9     Expiration of Representations, Warranties and Covenants.

                  All of the representations and warranties of the parties set forth herein or in any attached schedule, certificate, statement or other supporting document made or delivered by such party pursuant to this Merger Agreement and all covenants, agreements, undertakings and other obligations of the parties under this Merger Agreement that are to performed or fulfilled prior to or at the Closing shall expire at the Effective Time.

                  IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date and year first above written.

                                       STATE FINANCIAL SERVICES CORPORATION


                                       By:  /s/ Michael J. Falbo
                                          ------------------------------------
                                            Michael J. Falbo
                                            President and Chief Executive
                                              Officer

                                       STATE FINANCIAL BANK, NATIONAL
                                         ASSOCIATION


                                       By:  /s/ Michael J. Falbo
                                          ------------------------------------
                                            Michael J. Falbo
                                            Chief Executive Officer

                                       LB BANCORP, INC.


                                       By:   /s/ Allen L. Samson
                                          ------------------------------------
                                             Allen L. Samson
                                                   President

                                       LIBERTY BANK


                                       By:   /s/ Allen L. Samson
                                          ------------------------------------
                                             Allen L. Samson
                                                   President

DISCLOSURE SCHEDULES


Schedule 4.1(a)             Corporate Organization

Schedule 4.3                No Violation of Law or Other Instruments

Schedule 4.4                Consents and Approvals

Schedule 4.6                Financial Statements

Schedule 4.7                Tax Adjustments

Schedule 4.8                Certain Changes

Schedule 4.9                Undisclosed Liabilities

Schedule 4.10               Litigation and Claims

Schedule 4.13(a)            Encumbrances

Schedule 4.13(c)            Real Property

Schedule 4.15               Insurance Matters

Schedule 4.17               Environmental Matters

Schedule 4.18               Contracts and Commitments

Schedule 4.19               Employee Benefit Arrangements

Schedule 4.20               Employment Compensation

Schedule 4.21(a)            Affiliates Agreements

Schedule 4.21(c)            Affiliate Obligations

Schedule 4.26               Loans Agreements

Schedule 6.19               Outstanding Options

EXHIBITS


Exhibit A/1                 Plan of Merger

Exhibit A/2                 Agreement to Merge

Exhibit B                   Employment Agreement

Exhibit C                   Limited Irrevocable Proxy of LBB Shareholders

Exhibit D                   Limited Irrevocable Proxy of Liberty Shareholder

Exhibit E                   Form of Opinion of Seller's Counsel

Exhibit F                   Form of Opinion of Buyers' Counsel